Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

XWELL, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	7,500,000	$0.68	$5,100,000	$110.20 per $1,000,000	$562.02
Total Offering Amounts					$5,100,000		$562.02
Total Fee Offsets							—
Net Fee Due							$562.02

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Common Stock, $0.01 par value per share, that become issuable under the XWELL, Inc. 2020 Equity Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market under the symbol “XSPA” on October 24, 2022, which was $0.68 per share. Upon the opening of the trading market on October 25, 2022, the Registrant’s Common Stock will be listed on the Nasdaq Capital Market under the symbol “XWEL” in connection with the announcement on October 24, 2022 that the Registrant was changing its name to “XWELL, Inc.” pursuant to an amended and restated certificate of incorporation filed with the Delaware Secretary of State.